UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2015

TRINITY PLACE HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-8546	22-2465228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Fifth Avenue New York, New York (Address of Principal Executive Offices)	10022 (Zip Code)

Registrant’s telephone number, including area code: (212) 235-2190

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 9, 2015, TPHGreenwich Owner LLC (the “Borrower”), a newly formed special purpose entity and indirect wholly-owned subsidiary of Trinity Place Holdings Inc. (the “Company”) entered into a Loan Agreement with Sterling National Bank, a national banking association, as lender and administrative agent (“Agent”) and Israel Discount Bank of New York, as lender, pursuant to which the lenders agreed to extend credit to Borrower in the amount of $40,000,000, subject to increase pursuant to incremental loan facilities up to $50,000,000 (the “Loan”), subject to satisfaction of certain conditions. The Loan matures on February 8, 2017, subject to extension until August 8, 2017 under certain circumstances.

The Loan bears interest at a rate per annum equal to the greater of the rate published from time to time by the Wall Street Journal as the U.S. Prime Rate plus 1.25% (the “Contract Rate”) or 4.5%. The Contract Rate will be increased by 1.5% per annum during any period in which Borrower does not maintain funds in its deposit accounts with Agent sufficient to make payments then due under the Loan documents. Borrower can prepay the Loan at any time, in whole or in part, without premium or penalty.

The collateral for the Loan is Borrower’s fee interest in 38-42 Trinity Place and 67 Greenwich Street and the related air rights owned by Borrower with respect to 81 Greenwich Street in downtown Manhattan (the “Property”), which is the subject of a mortgage (“Mortgage”) in favor of the Agent. Borrower also entered into an environmental compliance and indemnification undertaking.

The Loan Agreement requires Borrower to comply with various affirmative and negative covenants including restrictions on debt, liens, business activities, distributions and dividends, disposition of assets and transactions with affiliates. Borrower will establish blocked accounts with the initial lenders, and pledge the funds maintained in such accounts, in the amount of 9% of the outstanding Loans. The Loan Agreement also provides for certain events of default.

The Company entered into a Nonrecourse Carve-Out Guaranty (the “Carve-Out Guaranty”) pursuant to which the Company agreed to guarantee certain items, including losses arising from fraud, intentional harm to the Property, or misapplication of loan, insurance or condemnation proceeds, a voluntary bankruptcy filing by Borrower, and the payment by Borrower of maintenance costs, insurance premiums and real estate taxes.

The Loan was authorized by order of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered in response to the motion of the Company made on December 31, 2014 (the “Bankruptcy Court Motion”), as previously reported in the Current Reports on Form 8-K filed by the Company on December 31, 2014 and January 22, 2015 (the “Prior Reports”).

The foregoing descriptions of the Loan Agreement, Mortgage and Carve-Out Guaranty are qualified in their entirety by reference thereto, copies of which are attached hereto as Exhibit 10.1, 10.2 and 10.3 respectively and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.03. Material Modification to Rights of Security Holders.

The information included in Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 12, 2015, the Company filed an Amended and Restated Certificate of Incorporation (the “Charter Amendment”) with the Secretary of State of the State of Delaware which became effective on that date. The Charter Amendment increases the total number of authorized shares of capital stock of the Company to 120,000,000, divided into 79,999,997 shares of common stock, two (2) shares of preferred stock, one (1) share of special stock and 40,000,000 shares of a new class of blank-check preferred stock; added a new Article Fourteenth (the “Protective Amendment”); and clarifies that the prohibition on distributions to holders of common stock while the Series B preferred stock is outstanding does not restrict the Company from making dividends or distributions solely in the form of common stock or rights to acquire common stock, or rights declared or paid to any class of capital stock.

The Protective Amendment is intended to help preserve certain tax benefits primarily associated with the Company’s net operating losses (“NOLs”). The Protective Amendment generally prohibits transfers of stock that would result in a person or group of persons becoming a 4.75% stockholder, or that would result in the increase or decrease by a person or group of persons that is an existing 4.75% stockholder of its percentage ownership interest. Any direct or indirect transfer attempted in violation of the Protective Amendment will be void. The restrictions on transfer under the Protective Amendment will not apply if the transferor or the transferee obtains the prior written approval of the Board. Any person who desires to effect an otherwise prohibited transaction may, prior to the date of the proposed transaction, submit a request in writing that the Board review and authorize the transaction, following the procedures set forth in the Protective Amendment.

The provisions of the Protective Amendment will expire by their terms on the earliest to occur of, among other things, the tenth anniversary of the date on which the Protective Amendment was filed, the date selected by the Board, if the Board determines that it is in the best interests of the Company’s stockholders for the restrictions set forth in Protective Amendment to be removed or released; and the date selected by the holders of a majority of the voting power of the Company, approved at an annual or special meeting of stockholders or by written consent.

The Charter Amendment was adopted in accordance with Section 303 of the General Corporation Law of the State of Delaware and authorized by order of the Bankruptcy Court entered in response to the Bankruptcy Court Motion, as reported in the Prior Reports.

The foregoing summary of the Charter Amendment is qualified in its entirety by reference thereto, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference. The provisions of the Protective Amendment are complex and shareholders should read the Protective Amendment in its entirety.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Trinity Place Holdings Inc.

10.1	Loan Agreement, dated as of February 9, 2015, among TPHGreenwich Owner LLC, as the Borrower, Sterling National Bank, as Administrative Agent and the lenders party thereto.

10.2

Mortgage and Security Agreement, Assignment of Leases and Rents and Fixtures Filing, dated as of February 9, 2015, by TPHGreenwich Owner LLC to Sterling National Bank, in its capacity as Administrative Agent for the lenders party from time to time to the Loan Agreement.

10.3

Non-Recourse Carveout Guaranty, dated as of February 9, 2015, by Trinity Place Holdings Inc. for the benefit of Sterling National Bank for the ratable benefit of the lenders specified in the Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Place Holdings Inc.

By:	/s/ Richard G. Pyontek
Name: Richard G. Pyontek
Title: Chief Financial Officer

Dated: February 13, 2015